               Section 240.14a-101  Schedule 14A.
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      COLUMBUS MCKINNON CORPORATION
 .................................................................
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




                                  JULY 27, 1999

                          COLUMBUS MCKINNON CORPORATION
                   QUARTERLY EARNINGS RELEASE CONFERENCE CALL

OPERATOR:

                   This conference call will be recorded..... At this time I
                   would like to turn the meeting over to Mr. Tevens. You may begin.

TEVENS:

                   Thank you, Anita.

OPERATOR:

                   You're welcome.

TEVENS:

                   Good morning all and welcome to the Columbus McKinnon conference call. Hopefully, by now you have received the press release and corresponding financial summary information for CM's first fiscal quarter for our year 2000. With me today is Bob Montgomery, our Executive Vice President and Chief Financial Officer, Karen Howard, our V.P. Controller and Ed Librock, our V.P. of Sales and Marketing.

                   The first quarter of our fiscal year 2000 represents a quarter that exceeded expectation in some instances and presented challenges in others. We have seen a slight increase in our sales of our Products segment up 8% overall. Having said that, we're still not 100% pleased with the sales of all product lines and are looking forward to sales returning to a more growth pattern.

                   The Product segment has also shown strong operating margin improvement, which we believe is a direct result of our ability to integrate prior acquisitions and operate them effectively. Mr. Montgomery will review the details shortly. The Solutions Industrial segments are a slight decrease in shipment, and considering that, a corresponding slight decrease in operating margin. The Solutions Automotive segment is below our internal objectives and we have accelerated our integration activities. Additionally, Mr. Bob Hoehn, our President, retired from this business and has been replaced by a very capable Mr. David Clark. David has over 20 years experience in the industry, the last six at ASI--Automatic Systems. He is certainly well liked by ASI customers and associates and we look forward to working with David in continuing the integration and reorganization process. As you might imagine, changes continue to occur at ASI and we are focusing on administrative productivity improvements in this implementation, purchasing and internal sourcing activities. Additionally, a project management system to help manage and control projects is currently being developed as part of the CMBIS implementation.

                   On another note, as you may know a group of dissident shareholders has now commenced a proxy contest in an attempt to seize control of your company. The dissidents are advocating that the sale of the company is the best means to maximize shareholder value. Your board and management team strongly believes that this is not the right time to sell your company. As indicated in this quarter's results, integration synergies are now starting to gain momentum and selling now would sell all shareholders short. Your board and management team are committed to maximizing value for all shareholders and is continuing to pursue the strategic plan which we believe will best achieve that objective. By now you should have received the company's proxy material. We will be contacting most of you or your firm's directly to answer any questions you may have. In the meantime, if you have any questions, please do not hesitate to call Bob Montgomery or me.

                   At this time I would like to turn the conference over to Bob Montgomery for our financial review.

MONTGOMERY:

                   Okay, thank you Tim. In preparation for this I did a little look at some of the growth rates of real GDP versus industrial production last year, and into this year, and without reciting a lot of numbers, it is clear that industrial production was way below the GDP numbers that we have been hearing in the popular press, just barely in the growth column in some quarters. Starting with the income statement, the consolidated actual quarterly P & L, the only one I really want to pull out of that is the earnings per share numbers which show current $.45 which is right exactly where we had expected and versus last year's, of course, restated for the GL International merger, at $.44. For some more of the discussion, I would refer everybody to the segment quarterly, and I would look at the pro forma data rather than the actual. Tim gave you that actual sales increase and products of 8%. On a pro forma basis that increase in sales for the Products segment was 4.4%, which well exceeded the industrial production index for that quarter. The Solutions-Industrial business was down about 14.6%, reflecting Scandinavian business softness as well as Positech has had soft market for its manipulator line most of last year and into this year. Solutions-Automotive sales were down 11.5% which really reflects still the impact of the General Motors strike and the six month hiatus in projects. Some of their backlog carried them through last year, to some extent anyway. Obviously, it went down. Their backlog today is just north of $100,000,000, and, as you know, when we talk of backlog in the Automotive segment, it is firm backlog. The Delta projects which had been focused on to some extent were now put on hold and that was announced, I don't know, a month ago. There has been a shift of capital to the truck and SUV assembly plants by General Motors, anyway, and the amount of that capital appears to be similar to what the amounts were to be spent on Delta and timing again becomes our issue.

                   Income from operations before amortization on the segment statement, Products, and Tim gave you a hint on this one, last year the margin was 13.8%. This year its 16.6% and that reflects an incredible increase, really, I think in operating synergies and efficiencies driven a lot, I think, by the purchasing counsel's work that most of you are familiar with our discussions about in the past. Our Solutions-Industrial margins went from 10.5% last year to 8.4% this year, and that really reflects purely the fixed nature of SG&A expenses, but the growth profit line, which we didn't put in the press release, their numbers are very similar year to year, and the dollars spent on SG&A are the same, but when you have more sales, obviously, your margins suffer. It is a different story with Solutions-Automotive in that their margins went from 11.6% last year to 1.7% this year. Quite a dramatic fall and that's really caused by a couple of things and perhaps we'll have a chance to talk about ASI in greater detail, although Tim has told you some of the reorganization changes that have taken place recently, but that's attributable, of course, to the lower sales volume that we have discussed before. They have also had some unusual warranty work on one project that has just recently surfaced. We don't know the root cause, but we have provided, accordingly, in the accounts.

                   Back to the consolidated actual quarterly P&L, the SG&A expense line is the only other one that I would pull out, and there is really nothing out of the ordinary in that line quarter to quarter other than say about $130,000 of proxy expenses have been recorded in there. Going quickly to the balance sheet, pull out a couple of statistics for us, the days sales outstanding at 74 days are the same as they were in March and down a little from last year's 81 days. Inventory turns are about 4.7, which is almost exactly what it was a year ago and up very slightly from March's 4.4, probably reflecting the lower sales volume. Our current ratio of 2.65 times is excellent, very strong statistic for us. Funded debt to total capitalization is down slightly from both last year, and also March 31, at just under 69 - about a little over 68 1/2%. Balance sheet, I think, continues to be strong and is getting stronger as we buy ourselves to reducing debt and taking advantage of some of the integration strategies that Tim has mentioned. A couple of other statistics before I turn it over to Ned, depreciation a year ago was $3 million and this quarter it was $3.2 million. Capital expenses, expenditures last year, was $2.2 million and this year $2.3 million. Cash flow from operating activities the first quarter of last year it was a negative $11.1 million as we put money into the then newly acquired LICO or Automatic Systems. This quarter it was a positive $3.3 million, a turn around of a little over $14 million, and, just to say that in the first quarter of the year we typically have heavy expenditures. That is a time when we have bonuses to pay and interest on bonds, and so on. Nothing terribly unusual except that we continue to be a cash-generating company. With that wrap-up, I'll ask Ned to talk about his part of it.

LIBROCK:

                   Thanks Bob and good morning to everybody. I thought what I'd do this morning is give you some highlights behind the 4.4% pro forma increase on the Products segment of our business. Our general distribution channels were up 1.8% and what's significant here compared to a strong first quarter last year is that we've reversed the trend where it has been flat or down a little bit, so we're seeing some of our traditional distribution channels picking up. Our specialized distribution channels were up 4.2% and, as we all know, this is a continuing trend as the consumer base in the United States shifts their purchasing patterns to more specialized distribution, and I am glad to say that again our catalog sales has lead all specialized distribution with an 8.1% increase. We saw a very nice spike in our OEM and government business this quarter. This particular category was up 25% compared to last year due to the timing of OEM quotas, and, of course, when there is a military conflict in the world our government sales for chain and related products increase. On the consumer or retail side of our business, we posted a 5% increase primarily due to a few new merchandising techniques and the addition of a couple of new customers that are very welcome, and we are very encouraged by our consumer side of the business and so, all and all domestically to all our channels we had a very very good first quarter. Outside the United States we are seeing a global rebound that is exciting. Our sales in Europe, South America and Mexico were all up significantly and we are starting to see a glimmer of hope on a very small volume of business in Asia, where some of our Northern Asia customers are starting to repurchase chain and forgings that really have disappeared for the last year, so there is a glimmer of hope on the international front. Basically, in conclusion, what we are saying is our distribution channels in the states are starting to rebound. We are directing all of the industry and distribution trends affecting our distribution, an example being vendor consolidation and the share shift of products between channels. The business environment is not easy, although it is rebounding. There are a significant number of competitors and new competitors coming into the states putting pricing pressure on products, but I think we are handing that in a very satisfactory manner and we remain optimistic for continued growth on the product side of the business with good sales efforts and good cost management. So, that said, I'm going to turn it back over to Tim.

TEVENS:

                   Thanks Ned, a quick operations review before we open it up for questions. In addition to the previously mentioned ASI integration and improvements underway, we continue to implement CMBIS throughout the company. As you know, it is an integrated approach to operating our business, and one of the key components to this strategy is that CMBIS System, the Columbus McKinnon business information system. This integrated system enables the entire organization to act as one. As previously announced, we did complete a couple last year - Duff Norton, Lift-Tech Limited - and this year we are still focusing on Endor, which is this summer, ASI, at least the financial and project management portion of it in October of 1999, Positech, October of 1999, Abell- Howe, the recently acquired crane builder in December, and GL and Washington Equipment in the fourth quarter of our fiscal year 2000. Additionally, we continue to focus on integrating the recently acquired crane builders. Abell Howe, GL and Washington Equipment Integration planning activities are well underway and specific operational improvements are being implemented.

                   A quick Y2K update. We did previously report this, we have an effort under way and it is almost complete. Detailed Y2K tests will be held during August to ensure that our corrections are completed in working order. We also continue to have success at selecting and implementing purchasing agreements with strategic suppliers. To date we've done about 20 agreements with 28 strategic and preferred suppliers.

                   A little update on the international front, we have three operating chain makers in Mexico at our Endor facility. These machines are making the smaller dimension, grade 30 chain, that will compete in the consumer markets in Mexico and the US and basically against the Chinese imports, which we think we would have a leg up on.

                   One last point here, the operating group, organization and leadership that we put into place last June continue to be very effective. Their efforts have contributed to the dramatic increase in our operating income margin and we're thankful for all the associates that have contributed to that in the past quarter.

                   In conclusion, thank you, this morning, for your time and we are excited about the continued positive trend and the future outlook for CM. We continue to generate value for CM shareholders through the execution our a growth strategy which has served us well. We continue to be committed to servicing customers, growing our sales and gaining market shares, ultimately generating earnings through exceeding our customer's expectations. And with that Anita I will open up the floor for questions.

                            [END OF CONFERENCE CALL]

                            [CONFERENCE CALL RESUMES]

OPERATOR:

                   You may begin.

TEVENS:

                   Thank you Sheila and good afternoon everyone now. First of all, let me apologize for the technical difficulties that apparently MCI was having. They were unaware that there were questions and apparently after the conference call we quickly realized there were questions so we will have that Q & A session now. Thank you all for calling back, and Sheila, with that, we will start with the questions and answers period now.

OPERATOR:

                   Thank you, at this time we will now pause for questions using our Q & A polling feature. If you would like to ask a question, please press "star 1" on your telephone touch pad, at any time you wish to withdraw your question please press "star 2." If you are using speaker equipment you will have to lift the hand set first before doing so. Once again press "star 1" to ask a question and "star 2" to withdraw your question. Please stand by, these questions are calculated in the order they are received. Our first question comes from John Inch of Bear Stearns.

                   Q- [ALANA] Oh, hi it's actually Alana, um, I have a couple of questions. Did industrial sales decline, industrial distribution decline?

                   A- Industrial distribution was even with last year.

                   Q- Ok.

                   A- First quarter.

                   Q- What percent of sales were international, at the end of the quarter, best quarter is about 28.5%?

                   A- It's about the same, I don't have the exact calculation with me.

                   Q- Ok, um and you said that South America improved?

                   A-Yes.

                   Q-You have the number or...

                   A- In South American sales increased, excluding Mexico, increased 4%.

                   Q- And what was Mexico?

                   A- Mexico was up 25%.

                   Q- Ok, um and then I have some questions on your backlog. The Solutions-Industrial backlog, do you have the number for that?

                   A- That's about $110 million for total solutions backlog.

                   Q- How does that compare to, this is total solutions, how does that compare to last year?

                   A- The NQ was 116, so it's a little down from, but pretty much the same.

                   Q- Now, do you have numbers for Solutions-Automotive or for LICO?

                   A- Say that again, I did not hear the whole question, Alana.

                   Q- Um, do you have backlog broken down by industrial and LICO?

                   A- Sure, um LICO, which would be the Automotive Solution segment, this year, is about 104, last year was about 107 million, they are about the same.

                   Q- Um, and what about the margin from the profitability of the backlog, would that be in line with average?

                   A- It is about the same, yes.

                   Q- Ok. Um and then with respect to LICO, do you have any sense of what LICO's market share is today and how it compares to previous quarters?

                   A- No. That's a statistic we don't know, specifically. We do know who the competition is, and I would say that it's still in line with what it historically has been.

                   Q-Have there been any big projects?

                   A- No.

                   Q-...that have been [unintelligible]

                   A- The Delta project was the biggest project and in fact, as reported this morning is on hold. Right, that information in terms of market share just has not been accumulated.

                   Q- Do you have any CM field people working at LICO? Or is it just pure LICO people?

                   A- Oh no, there is a number of Columbus McKinnon associates working there on various elements of, for example, the systems implementation, as a matter of fact there is a GL person working there as the inner controller, his name is Mark Fitzpatrick, and there is one of Karen's accounting folks sent down there a number of times, Andy Gigs, so yeah, there are a number of CM people, Joe Owen in the purchasing and counsel work.

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                   Q- I guess my final question is would you ever consider
                   selling LICO, under what circumstances, would you think about selling it?

                   A- I think that we would consider selling any assets, LICO aside, for that matter if it makes good sense, and it is a prudent business decision, we could divest of anything, including LICO.

                   Q- And have you thought about, you know, what if next quarter is disappointing as well is that?

                   A- Right now, we are really focused on, and have been for a while now, of integrating and working closely with bringing them into the CM fold. We think from a technical standpoint it is the most important thing to do now, and we would evaluate over time the divestiture of LICO. If it makes sense to do that at some point.

                   Q- Ok.

                   A- We recently accelerated those integration efforts which includes that management organizational change.

                   Q- Right.

                   A- This is [unintelligible].

                   Q- Ok.  Thank you.

OPERATOR:

                   Thank you. Our next question comes from Steve Eich of Avery Partners.

                   Q- [STEVE EICH] Ah, thank you. Um, I think that the ING Barings Conference you stated that all your acquisitions have been EVA positive. I was wondering if LICO is EVA positive?

                   A- To date LICO has not yet been EVA positive. Generally, though, with respect to evaluation of acquisitions on an EVA basis, in the first year, frequently they are not EVA positive just based on timing in the initial capital invested. We did not expect LICO to be EVA positive in the first year.

                   Q- Do you expect it to be EVA positive in the second year?

                   A- Ah, I don't have that number in front of me. But I think we expected it to be slightly negative in the second year as well. As you know, it is not performing up to the expectations that we had or they had communicated to us.

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



                   We're obviously not pleased with the results this far from an operating stand point as well the EVA stand point.

                   Q- Thank you.

OPERATOR:

                   Our next question comes from Jennifer Cole from First Union.

                   Q- [JENNIFER COLE] Good afternoon, um a few things, one is did you address the Crane Mart process and how things are going there in the call this morning I don't seem to recollect that.

                   A- Yes I think, Jennifer, we touched on it briefly. As you know, we identified 40 to 50 some odd crane builders. We have three in the family and Ned mentioned this morning that there is about, oh, 25 or so that are in the process of being signed up, and anticipate them to be...

                   Q- I'm referring more to those that you've already acquired and how business is going and changes that are being made, etc.

                   A- Ok. No, we did not report on that specifically. Um the three crane builders that we have acquired are working together from an integration stand point, coming under our purchasing contract, to that degree, also from a management and capacity resource sharing, those kinds of discussions are taking place. In fact, we're moving some production of amongst them as well as between our hoist plants and right now, as we speak, the CMBIS system is scheduled to begin and the, um, I think our third quarter...our third fiscal quarter...which would be the fourth calendar quarter his year, so they should be coming on the systems toward the back half of our calendar year, excuse me our fiscal year.

                   Q- And so far how has all of this gone and have you been able to record sales expansion because of the synergies among the various parts of Columbus McKinnon?

                   A- Hi Jennifer, this is Ned.

                   Q- Hi Ned.

                   A- Probably the biggest synergy that we've realized so far has been with Abell Howe, they manufacture what we call jib cranes in half of their business, and we have been successful in selling that through three additional sales divisions and in some of the largest catalog houses in the country and will be putting it in the catalog next spring. So that's probably from a revenue enhancement stand point, the largest. Hoist sales I think are up to them as well, to GL, at least I know.

                   Q- Ok. So would you consider everything going on plan, ahead of plan, behind plan on these particular acquisitions?

                   A- Generally speaking I think we're right on plan, right on target.

                   Q- Ok. As far as the Automotive-Solutions side, we had a sales increase sequentially of about $6 million, and yet we had a profit level which was pretty flat from the fourth quarter to the first quarter, I gather some of that is due to the warranty reserve, is it all due to that? Shouldn't we have seen some profit improvements?

                   A- Predominantly warranty work...warranty issue. It really was. We look at each other thinking someone else is going to answer the question. Sorry about that.

                   Q- $6 million in sales should be... normally you should have a pretty good, high incremental margin on that.

                   A- That's right. One of the, the biggest factor is that one job, where they had all of the warranty problems, additional costs between $1 and $2 million. You know, they are pretty significant.

                   Q- And that is a charge now that you've taken to reserve for future expenses related to that, or is it the amount that you expense, that be incurred in the quarter?

                   A- It's, um, a little bit of both.

                   Q- So it could continue?

                   A- Yes, it's been reflected. The work is ongoing, but it's reflected in the percentage of completion of costs associated with the job.

                   Q- So we shouldn't hear about this next quarter?

                   A- I hope not.

                   Q- Ok. And then in general, in terms of first quarter, do you have an order number for the quarter for Auto-Solutions?

                   A- Quotes? You mean quotes Jennifer?

                   Q- No actually orders.

                   A- The way it was booked is about $33 million.

                   Q- So bookings were actually below sales?

                   A- Yes.

                   Q- And what is the prognosis on the Delta project? When you say on hold, does that mean on hold for a couple more quarters or a couple more years?

                   A- Um, Delta. The word we got from our contacts at General Motors, Jennifer, was 18 months. My sense is they want to get by the contract negotiations.

                   Q- And, um...

                   A- To mention a follow up point, Jennifer, with respect to the order number, we are kind of sensitive to it because of timing, you know you could get a $10 million one tomorrow, you know there could be a large contracts at any given point and time. So while you are comparing that order number to the sales number for the quarter, just slightly below, but they got a lot in the pipeline.

                   Q- So what are you hearing about both orders and revenues in the next quarter. You should have pretty good visibility about that at this point, shouldn't you?

                   A- We expect them to, to push forward with their truck expansion, as well as the Catera, the new Cadillac that is coming on line. And right now it is scheduled to be, it's been, a lot of that work for Arlington, which is the truck plant has been bid and should be released next quarter. However, having said that, we reported that before and GM of course has delayed, Delta is a good example of that.

                   Q- Alright, okay, um, but if we take a broader look and just, look at your overall, orders at Solutions-Automotive, in other words you were talking before about the bidding indications before, and what you think orders might be based on quoting activity, and what you think revenues might be based on order activity and backlog in the quarter that we are now in? The second fiscal quarter?

                   A- Based on most recent forecasts, the expectations that the revenue level will be slightly higher next quarter.

                   Q- And Karen you had said something before that indicated that maybe quoting activity was still pretty good?

                   A- Quoting activity is still pretty good.

                   Q- Just meaning higher than revenues.

                   A- Oh well yeah, much higher, quoting activity is almost two hundred million.

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



                   Q- And of course you would have to adjust that to what you would typically expect out of share.

                   A- Right.

                   Q- Okay thank you.

                   A- You're welcome.

OPERATOR:

                   Our next question comes from John Walthausen at C.L. King.

                   Q- [WALTHAUSEN] Yes, good afternoon. The horses that I wanted to beat have already, I think, been fully beaten, so I'll move on.

OPERATOR:

                   Our next questions comes from Steve Hayes of Seneca Capital.

                   Q- [SIMONIAN] Its actually Charles Simonian. I have a couple of questions. I got on the call a minute late. If it hasn't been covered I wondered if you guys could explain in a little more detail Goldman Sach's role and if you can detail any indications or interest you might have received in some or any of your businesses or the overall business. Thank you.

                   A- Goldman Sachs, Steve, is representing us in this narrow effort. As you know from reading the proxy, they also would like to represent us if, in fact, there is a transaction later on. But, at the moment, all they are doing is helping us with this particular proxy contest. In terms of whether or not we have received anything, no, nothing. No indication of interest.

                   Q- [SIMONIAN] Their current role is just in regard to proxy, they have been given no other parameters on receiving an approach or something?

                   A- That's correct.

                   Q- Okay, thank you.

OPERATOR:

                   We have a follow-up question from John Inch.

                   Q- [ALANA] Hi, I should have asked this earlier. How did Europe perform this quarter and do you have a number?

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                   A- Europe performance - 11%, sales up 11% for products and they performed well.

                   Q- Okay, and can you also just go over the areas of weakness in Solutions Industrial. I know you touched upon it briefly in the conference call. Would you mind just going over it again.

                   A- The Solutions-Industrial business was weak in Scandinavian orders.

                   Q-Okay.

                   A- And UK I think was not up to what our expectations were at this point. Positech has been a little weak. Positech has been week, although bookings have rebounded nicely in the past quarter, but, of course, those shipments won't be reflected until this quarter generally.

                   Q- Ok, so you'll capture most of it or part of it in this quarter.

                   A- Yea, I would expect that business to come back in a normal course. Yes. Um hum.

                   Q-Okay, thanks.

OPERATOR:

                   Our next question, we have a follow-up question from Jennifer Cole.

                   Q- [JENNIFER COLE] On the business of doing well on the solutions side. What can we expect going forward. Is this a level of profitability that is kind of a new plateau or if volumes rise do we continue to book very high incremental margins on it. How shall be view the profitability there?

                   A- Are you referring to the entire Solutions business?

                   Q- I'm sorry, products.

                   A- Products.

                   Q- Yes, products, I'm sorry.

                   A- Um, I think that we can continue to see income from operations grow. All the fruit is not yet been harvested Jennifer. I think a lot of our efforts over the last year or two are really accelerating, quite honestly, purchasing activities as well as just generally operating differently and managing our operations much more closely are working and its working very well. I don't think it's going to stop here, I know your next question is going to be, "Well Tim where is it going to

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                   stop?"and I'd like to see it not stop so we're going to
                   continue to push it forward and upward and there is no reason to believe that we couldn't continue to see another point or two come out of this.

                   Q- You were mentioning pricing competitive situations earlier, what happens when your customer sees these margins do you open yourself up for tougher pricing negotiations?

                   A- I like to show some of our customers some of the margins we do on some of our products, because its not nowhere near where it needs to be or should be.

                   As you know some of our chain products are very competitive and forgings, and we work very hard to get the margins we do get on that business really from a pricing standpoint competitively priced we think we are fair in the market place and we are selling value that our customer is willing for today, and he in turn is making a fair profit on that hoist as well. So I think that's on level. Most of this margin improvement is coming not from price control but more from cost control and operating more efficiently and effectively.

                   Q- Just want to make sure it doesn't get eaten away by the pricing side going forward.

                   A- Good point.

                   Q- Um, and my final question is why the choice of an inside person at LICO as opposed to somebody from Columbus McKinnon or from the outside.

                   A- Very good question. David Clark is a fairly unique guy, he comes from ASI which is a very able competitor, spent most of his working career there, the last 5 or 6 years at ASI, he has gained the respect of and is well respected by customers. He was on the Delta project with GM and had nothing but high accolades from him as well as from Ford. That combination, as well as a high respect from inside at ASI and from Columbus McKinnon, led us to believe that David is the best candidate to push forward. He is well in tuned with the integration efforts that we have laid out and is in fact driving them as we speak and driving them very hard, I might add, to focus on this business and make it more efficient and effective So I...we all feel very confident and comfortable with this and quite honestly we were lucky.

                   Q- So you would put his standards of expectations more in line with yours than the way the old LICO was run?

                   A- Yes Jennifer that's true.

                   Q- Ok. Thank you.

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                   A- Thank you.

OPERATOR:

                   We have a follow up question from Steve Eich.

                   Q- [STEVE EICH] I thank you. Can you explain the recent registration for sale of insider stock, I think it was 900,000 shares?

                   A- Um Yes, yes I can. It took me a minute to remember that. Actually the stock that was trade for an exchange for the merger of GL International.

                   Q- OK.

                   A- Remember that was a pooling of interest, maybe one of the last poolings who knows, but we had deferred our responsibility in registering it basically while things were in a little turmoil but now is the time to do it, and it is fair to those people that we do it.

                   Q- Ok.  Thank you

OPERATOR:

                   Our next question come from Jeffrey Schwarz of Metropolitan Capital.

                   Q- [JEFFREY SCHWARZ] Hi Bob and Tim. I was a little surprised at your response to the question of have there been any approaches. Earlier this spring we had spoken to a number of parties and we suggested that they contact Bear Stearns, the investment banker we thought at the time it represented the company and the response that we had gotten back from those parties was that Bear Stearns had told them that the company had no interest in talking. And so I'm wondering how can you make the representation that you haven't had any approaches when you have been unwilling to sit down and talk to people.

                   A- [MONTGOMERY] Well nobody has contacted us.

                   Q- [SCHWARZ] So you're saying that a call into Bear Stearns didn't get...um...that Bear Stearns didn't bother to call over to the company.

                   A- [MONTGOMERY] They filed a report on the call they did not call to ask what the response should be, they know.

                   Q- [SCHWARZ] Ok so what does that mean that when they say, when you say that they knew what the response should be, what does that mean?

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                   A- [MONTGOMERY] Jeffrey, I think it means that we'll listen to anybody out there who wants to talk to us but it is not our responsibility to take offensive action here...that we don't agree with.

                   Q- [SCHWARZ] Well when someone calls...I'm sorry?

                   A- [MONTGOMERY] I think you heard me.

                   Q- [SCHWARZ] Well what I heard is what I would characterize as double talk. What I said to you was that various parties called Bear Stearns who they believed at the time to be the company's banker. That the response I got back from Bear Stearns was that the company had no interest in talking. If you are saying that you told Bear Stearns to tell those parties yes we want it and we'd be willing to sit down and talk, that would be one response, it would be inconsistent with the facts as I know them, but that would be a potential response. If alternatively you told Bear Stearns no we don't want to sit down and talk, then it would seem that your response to the question of have there been approaches would be inconsistent with the facts. Could you clarify which of those it is?

                   A- [TEVENS] Well Jeffrey, as you know, let me just touch this for moment, if I can, this is Tim, we have sat down with you and have looked into you and Rob explain how process we might go through to sell the company. We've evaluated that, um, specific, um, request and it concluded that that's not in the best interest of our shareholders today and I think that's what we reported back to you.

                   Q- [SCHWARZ] Tim, I'm not actually looking to...that's not the question I'm asking.

                   A- [TEVENS] Can I finish?

                   Q- [SCHWARZ] Surely.

                   A- [TEVENS] Ok. Um, so in response to this question is if we ever responded as interested parties the answer is yes? Any party that has come to us with...wanting to talk we are open to talk and listen, and that's the extent of it. Any parties that have gone to Bear Stearns, Bear Stearns has responded to them, I think, appropriately to their knowledge the company is not for sale. And those parties have not pursued that, have not called me, and have not talked to Bob, to my knowledge, anybody here.

                   Q- [SCHWARZ] Tim, given that given that the message that they got from what they perceived to be the company's banker was the company is not for sale, I'm not quite sure how you why you would suggest, why you think they ought to be pursuing it?

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                   A- [MONTGOMERY] I think there was a big difference between our hanging a for sale sign in front of the building and willingness to listen to anybody who will come talk to us.

                   Q- [SCHWARZ] How do you get, how do you get past one investment banker. Typically the way this works, I know you've done a few acquisitions in your time, would be if someone were to contact your investment banker, especially if they were deemed to be a qualified party and would have an interest in sitting down and talking, yes the company might say Bear Stearns tell them no we're not interested. And that would be the company's prerogative clearly. And that was what happened here. But alternatively, the company could say yes we'd be willing to sit down and talk. What you were saying on this call is that the latter is the approach that the company is taking right now, that if a qualified party would be interested in talking, that the company would be willing to sit down and talk with them. But what you're saying on this call however your actions with regard to the approaches that Bear Stearns received were contrary to what you were saying.

                   A- [MONTGOMERY] Jeffrey, I don't think this is the time for this kind of debate and I think we heard enough. Ok.

                   Q- [SCHWARZ] Thank you.

OPERATOR:

                   Once again lades and gentlemen let's dial "star 1" to ask your question and "star 2" to withdraw your question.

                   At this time I show we have no further questions.

                   Thank you for calling back and we appreciate it and again apologize for the technical snafu apparently MCI did this morning we appreciate your attention and look forward to speaking to all of you again. Thank you.

                   This concludes the teleconference and we thank you for your participation and have a good day.

THIS TRANSCRIPT WAS TRANSCRIBED BY THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE FROM A RECORDING OF THE JULY 27, 1999 CONFERENCE CALL AND MAY INCLUDE UNINTENDED INACCURACIES.

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